EXHIBIT 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., June 17, 2009 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced its Board of Directors authorized the repurchase of an additional $500 million of the Company's common stock in connection with its ongoing share repurchase program. Including the above amount, the share repurchase authorization now totals $7.9 billion since 1998.

"AutoZone's strong financial health has allowed us to continue to repurchase our stock while operating within our targeted leverage metric," said Bill Giles, Executive Vice President, Chief Financial Officer, Information Technology and Store Development. "We remain committed to utilizing share repurchases within the bounds of a disciplined capital structure to enhance stockholder returns while maintaining adequate liquidity to execute our plans."

About AutoZone:

As of May 9, 2009, AutoZone sells auto and light truck parts, chemicals and accessories through 4,172 AutoZone stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 168 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com